EXHIBIT 99.1

Date:         January 29, 2014
Contact:    Connie Waks
206.340.2305
cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces Election to Board of Directors
Ruth Rios Bennett Elected to FHLBank’s Board

Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced the election by its Board of Directors of Ruth Rios Bennett of Vancouver, Washington, to serve on the Seattle Bank’s Board of Directors as an independent director.
Ms. Bennett is principal of RB Bennett Enterprises LLC, a real estate brokerage firm in Vancouver, Washington, established in 2008. From 2003 to 2007, Ms. Bennett was chief operating officer of Bonneville Power Administration in Portland, Oregon, where she was responsible for major business lines, including power, transmission, fish and wildlife, finance, risk, information technology, audit, general counsel, and human resources. During her 34-year tenure at Bonneville Power, Ms. Bennett held a variety of increasingly responsible positions.
Ms. Bennett serves on the boards of PNE Corporation and the regional Columbia-Willamette YMCA, and she is the chair of the PeaceHealth SW Medical Center board. She is a former board member of First Independent Bank.
Ms. Bennett was elected to serve as a non-public interest independent director on the Seattle Bank’s Board of Directors for the remainder of a four-year term that began on January 1, 2013.
The Seattle Bank's Board of Directors comprises financial service, business, and community leaders from across the Seattle Bank’s district. It includes 14 directors, including eight member directors and six independent directors. Two of the independent directors are public-interest directors.

•	Member directors must be officers or directors of Seattle Bank member institutions.

•
Non-public interest independent directors are required to have knowledge or experience in one or more of the following areas: auditing and accounting, derivatives, financial management, organizational management, project development, risk management practices, or the law.

•
Public-interest independent directors are required to have at least four years of experience representing consumer or community interests in banking services, credit needs, housing, or consumer financial protections.

A complete listing of the Seattle Bank’s 2014 Board of Directors is available on the bank’s website at www.fhlbsea.com.
About the Seattle Bank
The Federal Home Loan Bank of Seattle (Seattle Bank) is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable approximately 330 community financial institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, Wyoming, American Samoa, Guam, and the Northern Mariana Islands. Its members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income for affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.
###